Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF CORTEX PHARMACEUTICALS, INC.

Cortex Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Second Restated Certificate of Incorporation filed with the Secretary of State on May 20, 2010 (as amended by the Certificate of Designation filed March 14, 2014 and the Certificate of Amendment filed April 17, 2014, the “Certificate of Incorporation”).

2. Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of this corporation is RespireRx Pharmaceuticals Inc.

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jeff Margolis, its Secretary, this 16th day of December, 2015.

By:	/s/ Jeff Margolis
Name:	Jeff Margolis
Title:	Vice President, Treasurer and Secretary